EMPLOYMENT AGREEMENT

DATED effective the 9th day of December 2002.
BETWEEN:
Globatlex Industries Inc., a body corporate duly incorporated under the laws of the Province of British Columbia, and having its Registered Office at 3000 royal center, 1055 West Georgia Street, in the City of Vancouver, in the Province of British Columbia,

(hereinafter referred to as the "Employer")

OF THE FIRST PART

AND:
Mark Fields, 997 Forest Hills Dr. of in the District of North
Vancouver, in the Province of British Columbia,

(hereinafter referred to as the "Employee")

OF THE SECOND PART
WHEREAS:
A. The Employer is involved in the business of acquiring, exploring and developing mineral resource properties;

B. The Employee has expertise and experience in the business carried on by the Employer, and is a Director and officer of the Employer;

C. The Employer wishes to acquire the services of the Employee and the Employee is agreeable to serve the Employer upon the terms of this Agreement;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1. The Employer hires and engages the Employee as its President or such other executive capacity, and in such capacity will provide corporate administration and geological services to the Employer, such duties and responsibilities to include provision of strategic corporate and financial planning, management of the overall business operations of the Employer, geological services and supervising operations personnel, office staff and explorations and mining consultants, and such other services as may from time to time be delegated to the Employee by the Employer (collectively, the "Services"), and the Employee will serve the Employer (and/or such subsidiary or subsidiaries of the company as the Employer may form time to time require) in such capacity or capacities as may form time to time be determined by resolution of the Board of Directors of the Employer (the "Board of Directors").

2. The Employee will perform the Services in a competent and efficient manner, and devote the time and effort necessary to properly and fully perform the Services.

3. The Employee will at all times act in the best interests of the Employer.

4. Except as provided in Paragraph 5, during the term of his employment the Employee will not, without prior written consent not to be unreasonably withheld, directly or indirectly engage in any business activity or enterprise competitive with the Employer.

5. The Employer is aware that the Employee has now, may acquire and will continue to have financial interests in other companies and properties, and the Employer recognizes that these companies and properties will require from time to time certain attention by the Employee during regular working hours. The Employer agrees that the Employee may continue to devote time to such outside interests, provided that such interests do not conflict with, within reason, the time required for the Employee to perform his duties under this Agreement.

6. The Employee will not, either before or after the termination of this Agreement, disclose to any person, nor make use of himself, any information or trade secrets relating to the Employer, its business, policies, methods, scientific data or information which he will have acquired in any manner. The Employee agrees that disclosure by him of such information or trade ssecrets may result inirreparable injury and damage to the Employer, which will not be adequately compensable in money damages, that the Employer will have no adequate remedy at law therefore, and that the Employer will have the right, and may, without objection from the Employee, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Employer against, or on account of any breach by the Employee of the provisions of this paragraph. Nothing herein will be construed as preventing the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

7. The Employee will be entitled, by way of remuneration for his services, to an annual salary of ninety thousand dollars ($90,000) (the "Salary") payable twice monthly at the rate of three thousand seven hundred and fifty dollars ($3,750) per period, less required withholdings, deductions and remittances. Upon the expiration of one year following the date of this Agreement and each year thereafter that the Agreement should remain in force, the Board of Directors will review the Employee's salary, giving consideration to the financial position of the Employer and the scope of its activities and the activities of its subsidiary companies, and may, in its sole discretion, increase the amount of the Salary.

8. In addition to the annual salary additional remuneration of up to thirty thousand dollars ($30, 000) will be payable at the sole discretion of the Board of Directors of Employer. Twelve months after the effective date of this contract the Employer will, in its sole discretion, pay up to thirty thousand dollars ($30,000) or some portion thereof, payable within fifteen
  (15) days, after giving consideration by the Board of Directors of the Employer as to the overall performance of the Employee, and the following factors:

a. improving Employer's situation as to establishing a profitable coal mining operation at Willow Creek;
b. effectively representing Employer on the Willow Creek management committee;
c. advancing transportation contracts to support effective coal mining operations;
d. entering into contracts to sell coal;
e. efficient operations of Employer's Vancouver office, including having reasonable general and administrative costs relative to the Employer's activities;
f. meeting Employer's regulatory requirements as a public company; and
g. developing a business plan acceptable to the Board of Directors.
9. The Employee will be entitled to reimbursement for all reasonably incurred travel expenses and expense reasonably incurred by him in connection with the conduct of the Employer's business by him, upon presentation of the appropriate receipts or vouchers to the Board of Directors. The expenses incurred by the Employee in traveling between his home and the place of business of the Employer, will born solely by the Employee, unless such travel is at the express required of the Board of Directors.

10. The Employee will be eligible to participate, in accordance with existing or future policies or procedures of the Employer in fringe benefit programs including vacations of three weeks annually, bonuses, sick leave, medical insurance, life insurance and automobile. In lieu of any benefits plans for medical or dental insurance at the effective date of this contract Employer will pay two hundred and fifty dollars ($250) per month until such time as a benefit programs may be established. The Employee's eligibility and entitlement to benefits will be determined by the terms and conditions of the benefit plans or programs purchased by the Employer. The Employer reserves the right to alter or delete part of any benefit or change carriers at any time in its sole discretion.

11. The Board of Directors will, in its sole discretion, consider granting additional share purchase options to the Employee, taking into consideration the terms and conditions on which share purchase options have been granted to other directors and officers of the Employer.

12. In the event that there is a change of Control (as defined below) of the Company, then an amount of equal to one hundred and five thousand dollars ($105,000) will be paid to the Employee under this Agreement will become due and payable to the Employee within thirty (30) days of the Change of Control, together with interest at the rate of Twelve Percent (12%) per annum if the amount is not paid within thirty (30) days from the date of thirty (30) days after such termination, dismissal or removal, until actual payment, and except for this paragraph and paragraph 9, this Agreement will be considered terminated and of no further force or effect. For the purposes of this paragraph "Change of Control" means:

a. The transfer to or acquisition of at least Twenty Five Percent (25%) of the total issued and outstanding common voting securities of the Company form timee to time, by one person or a group of persons acting in concert, other than Mark Smith and Thomas B. O'Brien either through one transaction or a series of transactions over time after the date thereof, and whether through the acquisition of previously issued voting securities, voting securities that have not been previously issued, or any combination thereof, or any transaction having a similar effect;
b. Twenty-Five Percent (25%) or more of the issued and outstanding voting securities of the Company become subject to a voting trust except any trusts administered or controlled by Mark Smith;
c. The Company amalgamates, consolidates or otherwise merges with any other body corporate or bodies corporate, over than a wholly owned subsidiary;
d. The Company decides to sell, lease, or otherwise dispose of all or substantially all of its assets and undertaking, whether in one or more transactions; or
e. The Company enters into a transaction or arrangement which would have the same or similar effects as the transactions referred to in sub-paragraphs
   (c) or (d) above.

13. If the Employee will become disabled or incapacitated to such an extent that he is unable to perform his regular duties, he will be entitled to receive, during such disability or incapacitation, his full salary form the date thereof, payable monthly for tow (2) months. The Employment provisions of this Agreement may be terminated without notice at the option of the Employer should the Employee be unable, because of disability or incapacitation, to perform his duties hereunder for a period or periods aggregating more than two (2) months during any consecutive twelve months. Such termination will not affect any payments which are due the Employee under the first senttence of this paragraph up to the date of termination, or any other provisions of this Agreement.

14. The Employer may discharge the Employee at any time without prior notice for cause. For the purposes of this Agreement, the following will be considered cause to discharge the Employee's employment forthwith:
a. Any material breach of the provisions of this Agreement;
b. Any substantiated act involving theft or dishonesty against the Employer for the Employee's personal benefit;
c. Willful and repeated failure by the Employee to perform his duties or willful misconduct in performing those duties; or
d. Any other reason which at common law would constitute cause.

15. The Employer may terminate this Agreement and the Employee's employment hereunder without cause upon the greater of thirty (30) days notice of termination or the minimum notice period (and only such minimum) required under the Employment Standards Act (British Columbia), or upon payment in lieu thereof consisting of a continuation of or a lump sum payment equivalent to the Employee's salary over the notice period, or any combination of notice or payment. After notice of termination, the Employer may at its options, discontinue all or any portion of the Employee's duties After the effective date of such discharge, the Employer will not be obligated any further hereunder. Such discharge will not relieve the Employee of his obligations under Paragraph 6 nor prejudice any rights of the Employer hereunder. This paragraph is not applicable to termination of employment due to death, disability or incapacity.

16. The services to be performed by the Employee pursuant hereto are personal in character, and neither this Agreement or any rights or benefits arising thereunder are assignable by the Employee without the previous written consent of the Employer.

17. If any provision, word or clause of this Agreement will be held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions which will be fully serverable, and this Agreement will be construed and enforced without regard to such illegal or invalid provision. This Agreement contains the entire agreement of the Parties hereto and can be modified only by an Agreement in writing and hereby supersedes any other oral or written agreements of the Parties.

18. Any notice require or permitted to be given under this Agreement will be delivered personally or by registered mail to the aforesaid addresses of the Parties, and notice will be deemed given, if mailed, on the second business day following such mailing, and if personally delivered, on the date of service.

19. IN WITNESS WHEREOF the Parties hereto have caused these presents to be executed as and from the day and year first above written.

THE COMMON SEAL of Globaltex Industries Inc. was hereto affixed in the presence of:

"Clay Gillespie"


SIGNED by Mark Fields
"Mark Fields"

in the Presence of:

Lei Wang

Signature

"Lei Wang"

Address
501-535 Thurlow Street

Occupation
Secretary